Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As an independent consultant, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Form S-8 of W&T Offshore, Inc. to be filed on or about June 8, 2026, and as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc. filed on March 16, 2026, of information from our reserves report dated January 22, 2026, with respect to the reserves of W&T Offshore, Inc. as of December 31, 2025, included in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens, P.E.
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

June 8, 2026